UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                               FORM 8-K/A NO. 4


                                CURRENT REPORT

                        PURSUANT TO SECTION 13 OR 15(D)
                    OF THE SECURITIES EXCHANGE ACT OF 1934


     Date of Report (Date of the earliest event reported): AUGUST 29, 1997 (NOVEMBER 8, 1996)




                        STANDARD MANAGEMENT CORPORATION
            (Exact name of registrant as specified in its charter)


            0-20882                                         No. 35-1773567
      (Commission file number)                        (IRS employer
identification no.)


      9100 Keystone Crossing
        Indianapolis, Indiana                                46240
(Address of principal executive offices)                 (Zip Code)

                                (317) 574-6200
                                  (Telephone)

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.

The following financial statements are filed as part of this report:

(a)   Audited Financial Statements of Shelby Life Insurance Company:

            Report of Independent Auditors

            Balance Sheets as of December 31, 1995 and 1994

            Statements of Operations for the years ended
            December 31, 1995 and 1994

            Statements of Stockholder's Equity for the years ended December 31, 1995 and 1994

            Statements of Cash Flows for the years ended
            December 31, 1995 and 1994

            Notes to Financial Statements

      Unaudited Interim Financial Statements of Shelby Life Insurance Company

            Balance Sheet as of September 30, 1996

            Statements of Operations for the nine months ended
            September 30, 1996 and September 30, 1995

            Statements of Cash Flows for the nine months ended
            September 30, 1996 and 1995

            Notes to Financial Statements

(b)   Pro Forma Financial Information:

      Standard Management Corporation
      Unaudited Pro Forma Combined Financial Statements

            Unaudited Pro Forma Combined Balance Sheet as of September 30, 1996

            Unaudited Pro Forma Combined Statement of Operations for the nine months ended September 30, 1996

            Unaudited Pro Forma Combined Statement of Operations for the year ended December 31, 1995

            Notes to Unaudited Pro Forma Combined Financial Statements

                                  SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                    STANDARD MANAGEMENT CORPORATION
                                                   (Registrant)


Date: AUGUST 29, 1997                     By:      RONALD D. HUNTER
                                          Ronald D. Hunter
                                          Chairman of the Board, President and
                                          Chief Executive Officer

                             Financial Statements

                         Shelby Life Insurance Company

                    YEARS ENDED DECEMBER 31, 1995 AND 1994
                      WITH REPORT OF INDEPENDENT AUDITORS

                         Shelby Life Insurance Company

                             Financial Statements


                    Years ended December 31, 1995 and 1994




                                   CONTENTS

Report of Independent Auditors.........................................1

Audited Financial Statements

Balance Sheets.........................................................2
Statements of Operations...............................................3
Statements of Stockholder's Equity.....................................4
Statements of Cash Flows...............................................5
Notes to Financial Statements..........................................6

                        Report of Independent Auditors


Board of Directors
Shelby Life Insurance Company


We have audited the accompanying balance sheets of Shelby Life Insurance Company as of December 31, 1995 and 1994, and the related statements of operations, stockholder's equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Shelby Life Insurance Company at December 31, 1995 and 1994 and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.


                                       ERNST & YOUNG LLP

Indianapolis, Indiana
May 9, 1997

SHELBY LIFE INSURANCE COMPANY
                                BALANCE SHEETS
                          December 31, 1995 and 1994
               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                                  DECEMBER 31
                                                              1995                            1994
ASSETS
Investments
  Fixed maturity securities available-for-sale, at fair value $  57,557                       $  28,944
  Fixed maturity securities held-to-maturity, at amortized    41,648                          77,873
  cost
  Policy loans                                                2,268                           1,841
  Other investments                                           2,421                           550
                                                              103,894                         109,208
Cash and cash equivalents                                     1,154                           -
Accrued investment income                                     1,332                           1,850
Reinsurance recoverable                                       950                             1,102
Income taxes receivable                                       -                               221
Deferred policy acquisition costs, net                        483                             379
Present value of future profits, net                          4,475                           4,013
Deferred income taxes                                         499                             1,090
Other assets                                                  240                             317
       Total assets                                           $113,027                        $118,180
LIABILITIES AND STOCKHOLDER'S EQUITY
Policy deposits and liabilities
  Annuity and life deposits                                   $  84,191                       $  92,150
  Annuity and life liabilities                                10,996                          10,794
Accounts payable, accrued expenses
  and other liabilities                                       608                             714
Federal income taxes payable                                  416                             -
Payable to parent                                             373                             272
       Total liabilities                                      96,584                          103,930
Common stock, $100 par value, 25,000 shares
  authorized, issued and outstanding                          2,500                           2,500
Additional paid-in capital                                    13,351                          13,351
Retained earnings                                             581                             74
Unrealized gain (loss) on available-for-sale securities       11                              (1,675)
       Total stockholder's equity                             16,443                          14,250
       Total liabilities and stockholder's equity             $113,027                        $118,180

SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

                      SHELBY LIFE INSURANCE COMPANY
                        STATEMENTS OF OPERATIONS
                 Years Ended December 31, 1995 and 1994
            (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                  YEAR ENDED DECEMBER 31
                                                          1995                                1994
REVENUES
Premium income                                            $   1,627                      $   1,852
Net investment income                                     7,950                          7,603
Net realized investment gains (loss)                      85                             (81)
Policy charges                                            2,375                          2,051
Other income                                              334                            383
                    Total revenues                        12,371                         11,808
BENEFITS AND EXPENSES
Benefits and claims                                       2,371                          2,487
Interest credited to policies                             4,813                          5,382
Operating expenses                                        2,107                          2,004
Amortization                                              1,138                          346
                    Total benefits and expenses           10,429                         10,219
Income before federal income taxes                        1,942                          1,589
Federal income tax expense                                660                            515
Net income                                                $   1,282                      $   1,074
Net income per share                                      $   51.28                      $   42.96
Average number of common shares outstanding               25,000                         25,000

SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

                      SHELBY LIFE INSURANCE COMPANY
                        STATEMENTS OF STOCKHOLDER'S EQUITY
                      Years ended December 31, 1995 and 1994
                     (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                                                UNREALIZED
                                                                                                GAIN (LOSS)
                                                       ADDITIONAL                              ON AVAILABLE-             TOTAL
                                      COMMON             PAID-IN            RETAINED             FOR-SALE            STOCKHOLDER'S
                                       STOCK             CAPITAL            EARNINGS            SECURITIES              EQUITY
Balance at January 1, 1994        $      2,500       $     13,049        $-                   $-                    $15,549
Additional acquisition costs      -                  302                 -                    -                     302
Dividend to parent ($40 per share)-                  -                   (1,000)              -                     (1,000)
Net income                        -                  -                   1,074                -                     1,074
Net changes in unrealized loss on
  available-for-sale securities,
  net of deferred federal income
  tax recoverable of $863         -                  -                   -                    (1,675)               (1,675)
Balance at December 31, 1994      2,500              13,351              74                   (1,675)               14,250
Dividend to parent ($31 per share)-                  -                   (775)                -                     (775)
Net income                        -                  -                   1,282                -                     1,282
Net changes in unrealized gain on
  available-for-sale securities,
  net of deferred federal income  -                  -                   -                    1,686                 1,686
  taxes of $868
Balance at December 31, 1995      $      2,500       $     13,351        $581                 $11                   $16,443


SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

                           SHELBY LIFE INSURANCE COMPANY
                             STATEMENTS OF CASH FLOWS
                      Years ended December 31, 1995 and 1994
                              (DOLLARS IN THOUSANDS)

                                                                              YEAR ENDED DECEMBER 31
                                                                1995                            1994
OPERATING ACTIVITIES:
  Net income                                                    $     1,282                     $     1,074
  Adjustments to reconcile net income to net cash
       provided by operating activities:
            Amortization of investments, net                    1,251                           1,456
            Amortization of present value of future
               profits, net                                     (462)                           (897)
            Deferred federal income tax provision
               (benefit)                                        (277)                           223
            Net realized investment (gain) loss                 (85)                            81
            Changes in operating asset and liabilities:
               Policy loans                                     (428)                           (172)
               Policy acquisition costs, net                    (104)                           (379)
               Reinsurance recoverable                          152                             182
               Federal income taxes receivable and payable      636                             (136)
               Accrued investment income                        518                             101
               Other assets                                     78                              51
               Policy liabilities                               202                             724
               Accounts payable, accrued expenses and other     (105)                           (129)
               liabilities
               Payable to parent                                101                             272
Net cash provided by operating activities                       2,759                           2,451
INVESTING ACTIVITIES:
  Proceeds from principal repayments and maturities of
      held-to-maturity fixed maturity securities                6,685                           8,776
  Proceeds from principal repayments and maturities of
      available-for-sale fixed maturity securities              1,989                           1,503
  Proceeds from sales of available-for-sale fixed maturity      26,371                          3,278
  securities
  Purchase of held-to-maturity fixed maturity securities        (21,136)                        (12,460)
  Purchase of available-for-sale fixed maturity securities      (4,909)                         -
  Other investments, net                                        (1,871)                         (550)
Net cash provided by investing activities                       7,129                           547
FINANCING ACTIVITIES:
  Premiums received on policyholder account balances            5,931                           7,932
  Return of policyholder account balances                       (13,890)                        (12,711)
  Dividends paid                                                (775)                           (1,000)
Net cash used by financing activities                           (8,734)                         (5,779)
Net increase (decrease) in cash and cash equivalents            1,154                           (2,781)
Cash and cash equivalents at beginning of year                  -                               2,781
Cash and cash equivalents at end of year                        $     1,154                     $         -


SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

                         SHELBY LIFE INSURANCE COMPANY
                         NOTES TO FINANCIAL STATEMENTS
               (Dollars in thousands, except per share amounts)

1. ORGANIZATION AND BASIS OF PRESENTATION

ORGANIZATION AND BUSINESS

Shelby Life Insurance Company (the Company) is a wholly-owned subsidiary of Delta Life and Annuity Company (Delta). Delta, a Tennessee corporation, is a wholly-owned subsidiary of Delta Life Corporation (DLC), a Delaware corporation.

During 1995, the Company received approval for redomestication to Tennessee. Accordingly, the Company is chartered and licensed in the State of Tennessee and is licensed in various other states. Prior to 1995, the Company was chartered and licensed in the State of Ohio as The Shelby Life Insurance Company of Shelby, Ohio.

The Company markets individual life insurance, annuities and investment products to its policyholders, primarily in the eastern half of the United States. Its products are distributed through independent agents and brokers.

BASIS OF PRESENTATION

The accompanying financial statements of the Company are prepared on the basis of generally accepted accounting principles. Such accounting principles differ from statutory reporting practices used by insurance companies in reporting to state authorities.

The preparation of financial statements requires management to make various estimates that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities, as well as the reported amounts of revenues and expenses. Actual results could differ from those estimates.

Effective December 31, 1993, Delta acquired all of the common stock of the Company for $14.8 million in cash. The fair value of the assets acquired was $123,392 and liabilities assumed totaled $107,843. The acquisition has been accounted for under the purchase method and accordingly the assets and liabilities of the Company were recorded at their respective fair values at December 31, 1993. During 1994, Delta incurred additional amounts associated with the acquisition totaling $302.

                         SHELBY LIFE INSURANCE COMPANY
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)


2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

INVESTMENTS

During 1994, the Company adopted Statement of Financial Accounting Standards No. 115 (SFAS No. 115), "ACCOUNTING FOR CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES". The adoption of SFAS No. 115 had no material impact. Under SFAS No. 115 the Company's investments have been classified as held-to-maturity and available-for-sale. Securities classified into the held-to-maturity category are accounted for at cost, adjusted for amortization of premiums and discounts and, when necessary, declines in value considered to be other than temporary. It is management's intention to hold securities classified as held-to-maturity under all reasonably foreseeable conditions. Securities in the available-for-sale category are carried at market value, with changes in the market value, after adjustment for deferred federal income taxes, being accounted for as changes in stockholder's equity and, accordingly, have no effect on net income. The Company has no trading account securities.

Mortgage backed securities are issued, secured or guaranteed by the U.S. Government, government agencies or instrumentalities. Policy loans are recorded at cost. As policy loans have no stated maturity and are often repaid by account withdrawals or surrenders, it is not practical to estimate their fair values.

The Company purchases U.S. Government securities under agreement to resell within one to five days. Due to the short-term nature of the agreements, the Company does not take possession of such securities. Reverse repurchase agreements are included in other investments at cost and amounted to approximately $2,370 at December 31, 1995, which approximate fair value.

Net realized investment gains and losses were determined using the specific identification method.

CASH EQUIVALENTS

The Company considers all highly liquid debt instruments, other than reverse repurchase agreements, purchased with a remaining maturity of three months or less to be cash equivalents.

DEFERRED POLICY ACQUISITION COSTS

Policy acquisition costs (principally commissions incurred at policy issuance, premium taxes and certain sales, issue and underwriting expenses) associated with new annuity and life business are deferred when incurred. The deferred costs related to traditional life insurance are amortized over the premium payment period using assumptions consistent with those used in estimating reserves. Deferred costs related to annuities and interest sensitive products accrue interest and are amortized at a constant rate based on the present value of the estimated gross profits expected to be realized over the life of the contracts. Estimates of expected gross profit are evaluated periodically and the total amortization recorded to date is adjusted by a charge or credit to current amortization if actual experience or other evidence suggests that earlier estimates should be revised.

                         SHELBY LIFE INSURANCE COMPANY
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)



2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

PRESENT VALUE OF FUTURE PROFITS

The present value of future profits (PVFP) represents the present value of the anticipated annual gross profits of the business in force on December 31, 1993 (the date Delta acquired the Company), net of purchase accounting adjustments for investments. The PVFP is being amortized on a constant yield basis over the estimated life of the insurance in force business in proportion to estimated gross profits for the deferred annuities and universal life business and estimates of future premiums for the traditional life business. Estimates of expected gross profit are evaluated periodically, and the total amortization recorded to date is adjusted by a charge or credit to current amortization if actual experience or other evidence suggests that earlier estimates should be revised. The portion of PVFP attributable to the purchase accounting adjustments for investments at the purchase date is being amortized over the average remaining term of the investments purchased and is included in investment income.

REVENUE AND POLICY LIABILITIES

Premiums received on annuity and life deposits are recorded as deposits into the policyholder's account balance. Revenue related to these contracts consists of earnings from the invested deposits and applicable mortality, withdrawal and administrative charges. These deposits consist of the policyholders' account balances plus amounts deposited by the policyholders and interest credited to the policy, less withdrawals by the policyholder and sales, mortality and administrative charges deducted by the Company.

Policy liabilities are computed using the net level premium method and assumptions as to investment yields, mortality and expenses at the date of issue. Assumed investment yields are based on interest rates ranging from 6.5% to 7.5%. Mortality is based upon various actuarial tables, principally the 1965-1970 Select and Ultimate Table. Withdrawals are based upon Company experience and range from 5% to 20% per year.

REINSURANCE

Premiums and  benefits  and  claims  are  recorded  net  of  reinsurance ceded.
Reinsurance premiums, benefits and claims are accounted for on a basis consistent with those used in accounting for the original policies issued and the terms of the reinsurance contracts.

FEDERAL INCOME TAXES

Deferred tax assets and liabilities are recognized for the expected future tax consequences of events that are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

OTHER INCOME

Other income is comprised generally of commissions and expense allowances on reinsurance ceded and is recorded as earned.

                         SHELBY LIFE INSURANCE COMPANY
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

3.     INVESTMENTS:

Net investment income and realized investment gains and losses by class of security were as follows:

                      1995                 1994
                      NET INVESTMENT                                                   NET
                          INCOME            REALIZED          REALIZED             INVESTMENT         REALIZED        REALIZED
                                              GAINS            LOSSES                INCOME             GAINS          LOSSES
Mortgage backed
         securities   $       2,340         $       -         $       -           $1,731            $        -      $        -
U.S. Government obligations
                      827                           -                 -           907                        -               -
Corporate bonds       3,788                77                         -           4,865                      -       (81)
Other                 995                  8                          -           100                        -               -
                      $7,950               $85                $       -           $7,603            $        -               $
                                                                                                                          (81)

The carrying amount of securities and their estimated fair values at December 31, 1995 and 1994 were as follows:

                                            1995
                                                                                                                    ESTIMATED FAIR
                                             AMORTIZED COST            GROSS GAINS            UNREALIZED                 VALUE
                                                                                                LOSSES
FIXED MATURITY SECURITIES AVAILABLE-FOR-
SALE
Mortgage backed securities                  $12,780                  $126                   $33                    $12,873
U.S. Government obligations                 4,010                    -                      13                     3,997
Corporate bonds                             40,227                   311                    384                    40,154
Foreign government obligations              524                      9                      -                      533
               Fixed maturity securities    $57,541                  $446                   $430                   $57,557
FIXED MATURITY SECURITIES HELD-TO-MATURITY
Mortgage backed securities                  $31,007                  $298                   $46                    $31,259
U.S. Government obligations                 10,641                   10                     36                     10,615
               Fixed maturity securities    $41,648                  $308                   $82                    $41,874
                                            1994
FIXED MATURITY SECURITIES AVAILABLE-FOR-
SALE
U.S. Government obligations                 $265                     $ -                    $10                    $255
Corporate bonds                             30,668                   1                      2,489                  28,180
Foreign government obligations              549                      -                      40                     509
               Fixed maturity securities    $31,482                  $1                     $2,539                 $28,944
FIXED MATURITY SECURITIES HELD-TO-MATURITY
Mortgage backed securities                  $23,864                  $1                     $1,276                 $22,589
U.S. Government obligations                 15,083                   -                      1,179                  13,904
Corporate bonds                             37,834                   -                      3,033                  34,801
Foreign government obligations              1,092                    -                      112                    980
               Fixed maturity securities    $77,873                  $1                     $5,600                 $72,274

                           SHELBY LIFE INSURANCE COMPANY
                     NOTES TO FINANCIAL STATEMENTS (CONTINUED)

3.     INVESTMENTS (CONTINUED):


During December 1995, and in accordance with the provisions allowed by the Financial Accounting Standards Boards, SPECIAL REPORT - A GUIDE TO IMPLEMENTATION OF STATEMENT 115 ON ACCOUNTING FOR CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES, the Company reclassified approximately $48,000 of investments, originally purchased and classified as held-to-maturity to available-for-sale recording a net unrealized loss of approximately $91.

The amortized cost and estimated fair value of fixed maturity securities available-for-sale and held-to-maturity at December 31, 1995, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to prepay obligations with or without prepayment penalties.


                                                                         ESTIMATED FAIR
                                           AMORTIZED COST                     VALUE
AVAILABLE-FOR-SALE
Due in one year or less                 $1,684                         $1,679
Due after one year through five years   32,783                         32,750
Due after five years through ten years  12,908                         12,867
Due after ten years                     10,166                         10,261
                                        $57,541                        $57,557
HELD-TO-MATURITY
Due after one year through five years   $10,127                        $10,092
Due after five years through ten years  514                            522
Due after ten years                     31,007                         31,260
                                        $41,648                        $41,874

Cash, cash equivalents and certain investments of the Company with a carrying value of approximately $3,097 and $2,847 at December 31, 1995 and 1994, respectively, were held on deposit with various state regulatory agencies for the benefit of policyholders, claimants and creditors. The Company had cash deposits in excess of federally insured amounts of approximately $1,096 at December 31, 1995.

                    SHELBY LIFE INSURANCE COMPANY
              NOTES TO FINANCIAL STATEMENTS (CONTINUED)


4.     PRESENT VALUE OF FUTURE PROFITS

As a result of the acquisition of the Company on December 31, 1993 by Delta, the Company established an asset for the present value of future profits (PVFP) of insurance purchased utilizing a 15% discount rate.

Progressions of the PVFP for the years ended December 31, 1995 and 1994 are as follows:

                                                  1995                            1994
Balance at beginning of year                      $4,013                          $2,814
              Additional costs associated with
                 acquisition of the Company       -                               302
              Interest accreted on unamortized    221                             155
              balance, net
              Amortization during the year, net   241                             742
Balance at end of year                            $4,475                          $4,013

The estimated amount of PVFP as of December 31, 1995, based on current assumptions as to future events on all policies in force, expected to be amortized during each of the next five years is as follows:

1996                                            $(427)
1997                                            103
1998                                            225
1999                                            248
2000                                            258

5. INCOME TAXES

The components of the federal income tax expense is composed of the following:

                                              1995                           1994
     Current tax provision                    $937                           $292
     Deferred tax expense (benefit)           (277)                          223
                                              $660                           $515

                    SHELBY LIFE INSURANCE COMPANY
              NOTES TO FINANCIAL STATEMENTS (CONTINUED)


5. INCOME TAXES (CONTINUED)

The significant components of the deferred tax assets and liabilities as of December 31, 1995 and 1994 are as follows:

                                                  1995                            1994
Deferred income tax assets:
              Deposits and policy liabilities     $   1,790                                 $  1,247
              Reserve for guaranty fund           51                              40
              assessments
              Deferred policy acquisition costs   137                             191
              Unrealized loss on available-for-   -                               863
              sale securities
              Other                               104                             101
                                                  2,082                           2,442
Deferred income tax liabilities:
              Present value of future profits     (1,511)                         (1,284)
              Unrealized gain on available-for-   (5)                                              -
              sale securities
              Other                               (67)                            (68)
                                                  (1,583)                         (1,352)
Net deferred income tax asset                     $      499                      $  1,090

Management believes that realization of the above deferred tax assets is more likely than not primarily due to the reversal of existing taxable temporary differences and earnings history. Consequently, no valuation allowance was deemed necessary.

During  1995,  the  Company  paid cash and received refunds for federal  income
taxes of $415 and $114, respectively.   During  1994, the Company paid cash for
federal income taxes of $428.

6. REINSURANCE

In the ordinary course of business, the Company cedes reinsurance to other insurers under various contracts that cover individual risks or entire classes of business. These arrangements limit the risk arising from large policies. The Company retains a maximum of $100,000 of coverage per individual life.
Reinsurance contracts do not relieve the Company from its obligation to policyholders. A contingent liability exists for reinsurance ceded which would become a liability of the Company in the event that any reinsurer is unable to meet its obligations under the reinsurance agreements.

As of December 31, 1995 and 1994 and for the years then ended, the approximate impact on the financial statements due to all ceded reinsurance agreements in force during the year was as follows:

                                                1995                          1994
Premiums and annuity considerations             $1,335                        $1,490
Reinsurance ceded                               1,062                         339
Operating expenses                              334                           382

                         SHELBY LIFE INSURANCE COMPANY
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)


7. FAIR VALUES OF FINANCIAL INSTRUMENTS

The following methods and assumptions are used to estimate the fair value disclosures for its financial instrument assets and liabilities as of December 31, 1995 and 1994:

FIXED MATURITY SECURITIES

The fair value of fixed maturity securities are determined primarily by reference to a pricing service or the dealer market.

ANNUITY AND LIFE DEPOSITS

The fair value of these contracts is estimated as the policyholder's net cash surrender value which the policyholder may withdraw at their option.

The carrying value and fair value of these instruments is as follows:

                                  1995                   1994
                                  CARRYING VALUE              FAIR               CARRYING             FAIR
                                                              VALUE                VALUE              VALUE
Fixed maturity securities         $       57,557         $      57,557         $     28,945        $ 28,945
available-for-sale
Fixed maturity securities held-   41,648                 41,874                77,873              72,274
to-maturity
Annuity deposits                  60,887                 59,504                70,146              68,222
Life deposits                     23,304                 20,229                22,004              18,685


8. RELATED PARTY TRANSACTIONS

The Company is party to an agreement with DLC whereby DLC provides investment advisory services for a fee of 15 basis points per annum on invested assets. This fee, which is charged to net investment income, amounted to approximately $151 and $162 in 1995 and 1994, respectively.

During 1994, the Company entered into a management agreement with DLC. Pursuant to the agreement, Delta will provide certain management services to the Company for a fee of 75 basis points on statutory premiums received plus 10 basis points of the Company's net admitted assets at the end of each quarter. However, no fees were charged under this agreement in 1995 or 1994.

Effective December 31, 1993, Delta entered into a service agreement with the former parent on behalf of the Company whereby certain operations of the Company would continue to be performed by the former parent for period of up to twelve months. During 1995 and 1994, the Company paid approximately $299 and $1,128, respectively, as reimbursement fees to the former parent. The agreement was terminated April 17, 1995.

Various operating expenses and costs are allocated to the Company by Delta. These amounts are reflected in the payable to parent balances at December 31, 1995 and 1994.

                         SHELBY LIFE INSURANCE COMPANY
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)


9. COMMITMENTS AND CONTINGENCIES

GUARANTEED RATES

The Company assumes investment risk on contracts it issues by guaranteeing the principal value of policyholders' accounts plus a minimum interest rate. The guaranteed interest rates are set on the anniversary date of the contract and range from 4% to 7% depending upon the particular contract form.

INVESTMENT PURCHASE COMMITMENTS

At   December   31,   1995,  the  Company  has  made  commitments  to  purchase
approximately $3,840 of mortgage backed securities at a rate of 6.5%.

GUARANTY FUND

Under insurance guaranty fund laws, in most states, insurance companies doing business therein can be assessed up to prescribed limits for policyholder losses incurred by insolvent companies. The Company does not believe such assessments will be materially different from amounts already provided for in the financial statements. Most of these laws do provide, however, that an assessment may be excused or deferred if it would threaten an insurer's own financial strength.

LITIGATION

A number of civil jury verdicts have been returned against life insurers in the areas in which the Company does business involving a variety of matters. Some of the lawsuits have resulted in substantial judgments and punitive damages. The Company, like other life insurers, from time to time is involved in such litigation. To date, no such lawsuit has resulted in the award of any significant amount of damages against the Company. Although the outcome of any litigation cannot be predicted with certainty, the Company is not aware of any litigation that will have a material adverse effect on the Company's financial position, results of operations, or cash flows.

10.     STATUTORY ACCOUNTING INFORMATION

Financial statements prepared in conformity with generally accepted accounting principles differ in some respects from the statutory accounting practices prescribed or permitted by insurance regulatory authorities.

                         SHELBY LIFE INSURANCE COMPANY
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)


10.     STATUTORY ACCOUNTING INFORMATION (CONTINUED)

Stockholder's equity as determined in accordance with statutory accounting practices for the Company was $10,264 and $9,360 at December 31, 1995 and 1994, respectively. Statutory net income of the Company was $1,661 and $699 for 1995 and 1994, respectively.

Under Tennessee statute, the Company is required to maintain statutory capital of $1,000 at December 31, 1995 and 1994.

As a Tennessee domiciled insurance company, the Company is subject to certain regulatory restrictions on the payment of dividends. The maximum dividend which may be paid during 1996 without prior consent is $1,661.

11.     SUBSEQUENT EVENT

On November 8, 1996, Delta closed on a stock purchase agreement for the sale of all of the outstanding common stock of the Company to Standard Life Insurance Company of Indiana ("Standard Life"), a wholly-owned subsidiary of Standard Management Corporation and the Company was merged into Standard Life. Under the terms of the agreement, the sales price is comprised of cash of approximately $16,000, which includes a $3,000 extraordinary dividend from the Company to Delta, and 250,000 shares of restricted common stock of Standard Management Corporation.

                         SHELBY LIFE INSURANCE COMPANY

                                 BALANCE SHEET
                              SEPTEMBER 30, 1996
                       (UNAUDITED, DOLLARS IN THOUSANDS)


                                                          SEPTEMBER 30,
                                                             1996
ASSETS:
Investments:
      Fixed maturity securities available for sale $  38,682
      Fixed maturity securities held to maturity   60,026
      Policy loans                                 2,406
      Short-term investments                       50
            Total investments                      101,164
Cash                                               564
Amounts due and recoverable from reinsurers        947
Deferred policy acquisition costs                  540
Present value of future profits                    4,954
Deferred federal income taxes                      326
Other assets                                       1,397
            Total assets                           $109,892

LIABILITIES AND STOCKHOLDER'S EQUITY
Liabilities:
      Policy reserves                              $92,146
      Accounts payable and accrued expenses        1,339
                  Total liabilities                93,485
Shareholders' equity:
      Common stock                                 2,500
      Additional paid-in capital                   12,603
      Unrealized loss on securities
            available for sale                     (260)
      Retained earnings                            1,564
            Total stockholder's equity             16,407
Total liabilities and stockholder's equity         $109,892

SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

                         SHELBY LIFE INSURANCE COMPANY

                           STATEMENTS OF OPERATIONS
                 NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995
          (UNAUDITED, DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                               NINE MONTHS ENDED
                                                                 SEPTEMBER 30,
                                                1996                      1995
Revenues:
      Premium income                           $   1,163                $   1,400
      Net investment income                    5,462                    5,608
      Net realized investment gains            139                      (4)
      Policy charges                           1,549                    1,804
      Other income                             405                      428
            Total revenues                     8,718                    9,236
Benefits and expenses:
      Benefits and claims                      1,542                    1,872
      Interest credited on interest-sensitive
        annuities and other financial products 3,436                    3,761
      Amortization                             251                      464
      Other operating expense                  1,390                    1,719
            Total benefits and expenses        6,619                    7,816
Income before federal income taxes             2,099                    1,420
Federal income tax expense                     798                      540
Net income                                     1,301                    880
Net income per share                           $   52.04                $   35.20
Weighted average number of common and common
      equivalent shares outstanding            25,000                   25,000

      SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

                               SHELBY LIFE INSURANCE COMPANY

                                 STATEMENTS OF CASH FLOWS
                       NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995
                             (UNAUDITED, DOLLARS IN THOUSANDS)

                                                                              Nine Months Ended
                                                                                September 30,
                                                            1996                       1995
Cash flows from operating activities:                       $ 1,301                    $     880
      Net income
      Adjustments to reconcile net income to net cash
      provided by operating activities:
            Amortization of investments, net                781                        710
            Amortization of present value of future         (479)                      (431)
            profits, net
            Deferred federal income tax provision (benefit) (221)                      110
            Net (gain) loss on sale of investments          (139)                      4
            Changes in operating assets and liabilities:
                        Policy loans                        (137)                      (283)
                        Policy acquisitions costs           (57)                       (73)
                        Reinsurance recoverable             2                          1,102
                        Policy liabilities                  302                        616
                        Payable to parent                   (162)                      285
                        Other                               (256)                      (725)
                  Net cash provided by operating activities 935                        2,195
Cash flows from investing activities:
      Proceeds from principal repayments and maturities of
      held-to-                                              5,823                      6,685
            maturity debt securities
      Proceeds from principal repayments and maturities of
            available-for-sale debt securities              1,684                      1,989
      Proceeds from sales of available-for-sale debt        18,162                     10,903
      securities
      Purchase of held-to-maturity debt securities          (20,250)                   (9,676)
      Purchase of available-for-sale debt securities        (4,749)                    (4,909)
      Change in other investments                           1,607                      30
                  Net cash provided by investing activities 2,277                      5,022
Cash flows from financing activities:
      Net increase in deposits                              (3,402)                    (6,474)
      Dividends paid                                        (400)                      (600)
                  Net cash used by financing activities     (3,802)                    (7,074)
            Net increase (decrease) in cash and cash        (590)                      143
            equivalents
Cash and cash equivalents, beginning of period              1,154                      -
Cash and cash equivalents, end of period                    $    564                   $     143


SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

                         SHELBY LIFE INSURANCE COMPANY
                         NOTES TO FINANCIAL STATEMENTS
                       (Unaudited, Dollars in Thousands)

                              September 30, 1996

1. BASIS OF PRESENTATION

      The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles ("GAAP") for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. Such principles were applied on a basis consistent with those reflected in the Shelby Life Insurance Company (the Company) financial statements for the year ended December 31, 1995. However, certain reclassifications have been made in the 1995 financial statements to conform with the 1996 presentation.

      The results of operations for the interim periods shown in this report are not necessarily indicative of the results that may be expected for the fiscal year. This is particularly true in the life insurance industry, where mortality results in interim periods can vary substantially from such results over a longer period. In the opinion of management, the information contained herein reflects all adjustments necessary to make the results of operations for the interim periods a fair statement of such operations. All such adjustments are of a normal recurring nature.

      The preparation of financial statements requires management to make estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. Such estimates and assumptions could change in the future as more information becomes known, which could impact the amounts reported and disclosed herein.

      For further information, refer  to the financial statements and footnotes
thereto included in the Company's financial  statements   for  the  year  ended
December 31, 1995.

2 . SUBSEQUENT EVENT

On November 8, 1996, Delta Life and Annuity Company ("Delta"), the parent company of the the Company, closed on a stock purchase agreement for the sale of all of the outstanding common stock of the Company to Standard Life Insurance Company of Indiana ("Standard Life"), a wholly-owned subsidiary of Standard Management Corporation, and the Company was merged into Standard Life. Under the terms of the agreement, the sales price is comprised of cash of $16,000, which includes a $3,000 extraordinary dividend from the Company to Delta, and 250,000 shares of restricted common stock of Standard Management Corporation.

                        STANDARD MANAGEMENT CORPORATION
               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
                DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS



   The following unaudited pro forma combined balance sheet as of September 30, 1996 gives effect to the acquisition of Shelby Life Insurance Company ("Shelby Life") from Delta Life and Annuity Company ("DLAC"), and its merger into Standard Life Insurance Company of Indiana ("Standard Life"), a wholly-owned subsidiary of Standard Management Corporation ("SMC"), as if it had occurred as of the balance sheet date. The following unaudited pro forma combined statements of operations for the year ended December 31, 1995 and the nine months ended September 30, 1996, are presented as if the transaction had occurred as of January 1, 1995.

   The unaudited pro forma combined financial statements do not purport to represent what SMC's balance sheet or results of operations actually would have been had the merger of Shelby Life in fact occurred on the dates indicated, or to project SMC's balance sheet or results of operations for any future date or period. The unaudited pro forma combined financial statements should be read in conjunction with the accompanying notes thereto and the separate historical financial statements of SMC and Shelby Life as of and for the nine months ended September 30, 1996, and as of and for the year ended December 31, 1995.

   The pro forma adjustments are applied to the historical financial statements of SMC and Shelby Life to account for the merger of Shelby Life into Standard Life under the purchase method of accounting in accordance with Accounting Principles Board Opinion No. 16 ("APB No.16"). Under this method of accounting, the total purchase cost has been allocated to Shelby Life's assets and liabilities based on their estimated relative fair values. These allocations are subject to valuations as of the date of the transaction based on appraisals and other studies, which are not yet completed. Accordingly, the final allocations will be different from the amounts reflected herein. Any purchase price adjustments will be made within one year from the acquisition date and are not expected to be material to the unaudited pro forma combined financial statements taken as a whole. The unaudited pro forma combined financial statements, however, reflect management's best estimate based on currently available information.

                        STANDARD MANAGEMENT CORPORATION

                      UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                                    SEPTEMBER 30, 1996
                                  (DOLLARS IN THOUSANDS)

                                                        HISTORICAL FINANCIAL
                                                                      STATEMENTS
                                                   STANDARD               SHELBY                Pro Forma             PRO FORMA
                                                  MANAGEMENT                  LIFE             ADJUSTMENTS             COMBINED
ASSETS:
Investments:
         Securities available for sale:
            Fixed maturity securities        $241,713                        $  38,682               $60,026    (1)       $339,004
                                                                                                     (1,417)    (2)
            Equity securities                77                              -                       -                    77
         Fixed maturity securities held to   -                               60,026                  (60,026)   (1)       -
maturity
         Mortgage loans on real estate       3,016                           -                       -                    3,016
         Policy loans                        7,498                           2,406                   -                    9,904
         Real estate                         547                             -                       -                    547
         Other invested assets               957                             -                       -                    957
         Short-term investments              12,070                          50                      -                    12,120
               Total investments             265,878                         101,164                 (1,417)              365,625
Cash                                         4,411                           564                     300        (3)       5,275
Amounts due and recoverable from
         reinsurers                          65,047                          947                     -                    65,994
Deferred policy acquisition costs            17,977                          540                     (540)      (4)       17,977
Present value of future profits              15,027                          4,954                   (4,954)    (5)       24,399
                                                                                                     9,372      (5)
Excess of acquisition cost over net assets
         acquired                            2,279                           -                       282        (6)       2,561
Deferred federal income taxes                194                             326                     (392)      (10)      128
Other assets                                 8,681                           1,397                   275        (7)       10,353
Assets held in separate accounts             126,987                         -                       -                    126,987
               Total assets                  $506,481                        $109,892                $2,926               $619,299


SEE ACCOMPANYING NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS.

                        STANDARD MANAGEMENT CORPORATION

                              SEPTEMBER 30, 1996
                            (DOLLARS IN THOUSANDS)

                                                        HISTORICAL FINANCIAL
                                                                       STATEMENTS
                                                   STANDARD               SHELBY                Pro Forma             PRO FORMA
                                                  MANAGEMENT                  LIFE             ADJUSTMENTS             COMBINED
LIABILITIES, REDEEMABLE SECURITIES AND
SHAREHOLDERS' EQUITY
Liabilities:
      Policy reserves                        $326,445             $92,146                $           -            $418,591
      Accounts payable and accrued expenses  4,826                1,339                  3,400   (8)              9,565
      Obligations under capital lease        753                  -                      -                        753
      Notes payable                          5,671                -                      14,100   (9)             19,771
      Deferred federal income taxes          -                    -                      1,500 (10)               1,108
                                                                                         (392)(10)
      Excess of net assets acquired over
            acquisition cost                 3,122                -                      -                        3,122
      Liabilities related to separate        126,987              -                      -                        126,987
      accounts
                  Total liabilities          467,804              93,485                 18,608                   579,897
Class S Cumulative Convertible Redeemable
      Preferred Stock                        1,722                -                      -                        1,722
Shareholders' equity:
      Common stock                           40,997               2,500                  (2,500) (11)             40,472
                                                                                         (525) (12)
      Additional paid-in capital             -                    12,603                 (12,603) (11)            -
      Treasury stock (deduction)             (4,741)              -                      1,250 (13)               (3,491)
      Unrealized gain (loss) on securities
            available for sale               (1,892)              (260)                  260 (11)                 (1,892)
      Foreign currency translation           717                  -                      -                        717
adjustment
      Retained earnings                      1,874                1,564                  (1,564)(11)              1,874
            Total shareholders' equity       36,955               16,407                 (15,682)                 37,680
            Total liabilities, redeemable
            securities and shareholders'     $506,481             $109,892               $2,926                   $619,299
            equity

SEE ACCOMPANYING NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS.

                        STANDARD MANAGEMENT CORPORATION

             UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                         YEAR ENDED DECEMBER 31, 1995
               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                         HISTORICAL FINANCIAL
                                                                       STATEMENTS
                                                     STANDARD              SHELBY               Pro Forma             PRO FORMA
                                                    MANAGEMENT                 LIFE            ADJUSTMENTS             COMBINED
Revenues:
  Premium income                               $     5,504          $   1,628           $-                       $     7,132
  Net investment income                        18,517               8,201               (1,493)  (14)            25,225
  Net realized investment gains                688                  85                  -                        773
  Policy charges                               2,467                2,375               -                        4,842
  Amortization of excess of net assets
     acquired over acquisition cost            1,388                -                   -                        1,388
  Management fees and similar income from
     separate accounts                         1,294                -                   -                        1,294
  Other income                                 380                  333                 -                        713
     Total revenues                            30,238               12,622              (1,493)                  41,367
Benefits and expenses:
  Benefits and claims                          5,791                2,332               -                        8,123
  Interest credited on interest-sensitive
     annuities and other financial products    10,009               4,813               -                        14,822
  Amortization                                 2,044                1,066               (1,066)  (14)            2,972
                                                                                        928   (14)
  Other operating expenses                     11,034               2,249               -                        13,283
  Interest expense and financing costs         118                  -                   1,491   (15)             1,609
  Class action litigation and settlement       (314)                -                   -                        (314)
credit
     Total benefits and expenses               28,682               10,460              1,353                    40,495
Income before federal income taxes             1,556                2,162               (2,846)                  872
Federal income tax expense (credit)            243                  735                 (968)  (16)              10
Net income                                     1,313                1,427               (1,878)                  862
Net income per share                           $         .25                                                     $        .15
Weighted average number of common and
  common equivalent shares outstanding         5,345,937                                228,000  (17)            5,573,937

      SEE ACCOMPANYING NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL
STATEMENTS.

                        STANDARD MANAGEMENT CORPORATION

             UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                     NINE MONTHS ENDED SEPTEMBER 30, 1996
               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                         HISTORICAL FINANCIAL
                                                                       STATEMENTS
                                                     STANDARD              SHELBY               Pro Forma             PRO FORMA
                                                    MANAGEMENT                 LIFE            ADJUSTMENTS             COMBINED
Revenues:
      Premium income                           $    8,418           $   1,163           $           -            $     9,581
      Net investment income                    14,371               5,462               (556)  (14)              19,277
      Net realized investment gains            677                  139                 -                        816
      Gain on disposal of subsidiaries         886                  -                   -                        886
      Policy charges                           1,832                1,549               -                        3,381
      Amortization of excess of net assets
            acquired over acquisition cost     1,041                -                   -                        1,041
      Management fees and similar income from
            separate accounts                  1,093                -                   -                        1,093
      Other income                             1,172                405                 -                        1,577
            Total revenues                     29,490               8,718               (556)                    37,652
Benefits and expenses:
      Benefits and claims                      8,657                1,542               -                        10,199
      Interest credited on interest-sensitive
            annuities and other financial      7,645                3,436               -                        11,081
products
      Amortization                             1,723                251                 (251)  (14)              2,330
                                                                                        607   (14)
      Other operating expenses                 8,851                1,390               -                        10,241
      Interest expense and financing costs     430                  -                   1,119   (15)             1,549
            Total benefits and expenses        27,306               6,619               1,475                    35,400
Income before federal income taxes,
      extraordinary gain on early redemption
      of redeemable preferred stock and
      preferred stock dividends                2,184                2,099               (2,031)                  2,252
Federal income tax expense (credit)            (890)                798                 (690)  (16)              (782)
Income before extraordinary gain on early
      redemption of redeemable preferred stock
      and preferred stock dividends            3,074                1,301               (1,341)                  3,034
Income per share before extraordinary gain
      on early redemption of redeemable
      preferred stock and preferred stock      $        .61                                                      $        .57
      dividends
Weighted average number of common and
      common equivalent shares outstanding     5,299,499                                230,000   (17)           5,529,499

SEE ACCOMPANYING NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS.

                        STANDARD MANAGEMENT CORPORATION

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

PRO FORMA ADJUSTMENTS

TRANSACTIONS RELATING TO THE SHELBY LIFE MERGER

      The purchase price for Shelby Life was approximately $14,650, including $13,000 in cash, 250,000 shares of restricted SMC Common Stock (valued at $1,250) and acquisition costs of $400 associated with the purchase of Shelby Life. Financing for the Shelby Merger was provided by senior debt of $10,000 and $4,000 in subordinated convertible debt.

   The costs to acquire Shelby Life are allocated as follows:

      Book value of net assets acquired based on the date of the purchase
         (September 30, 1996)                                                    $16,407
      Dividend paid to former parent of Shelby Life (DLAC) on date of purchase   (3,000)
         Adjusted book value of net assets acquired                              13,407
      Increase (decrease) in Shelby Life net asset value to reflect estimated fair value and asset reclassifications at the date of Shelby Life acquisition:
         Fixed maturity securities available for sale                            58,609
         Fixed maturity securities held to maturity                              (60,026)
         Present value of future profits (related to acquisition)                9,372
         Present value of future profits and deferred policy acquisition costs
            (historical)                                                         (5,494)
         Goodwill (related to acquisition)                                       282
         Deferred federal income taxes                                           (1,500)
            Total estimated fair value adjustments                               1,243
               Total cost to acquire Shelby Life                                 $14,650

   Adjustments to the pro forma combined balance sheet to give effect to the purchase of Shelby Life as of September 30, 1996, are summarized below.

(1) Held to maturity securities have been reclassified as available for sale securities at the purchase consistent with the intention of new management.

(2) Shelby Life's fixed maturity securities held to maturity are restated to estimated fair value.

(3) Amount is net proceeds from borrowings under the revolving line of credit agreement ("Amended Credit Agreement") and subordinated convertible debt and the payment made to DLAC for the purchase of Shelby Life.

(4) Deferred policy acquisition costs of Shelby Life has been eliminated under purchase accounting.

(5) Present value of future profits for business has been recorded from existing insurance acquired in association with the purchase of Shelby Life. The 15 percent discount rate used to determine such value is the rate of return required by SMC to invest in the business being acquired. In determining such rate of return, the following factors are considered:

      <circle>The magnitude of the risks associated with each of the actuarial assumptions used in determining the expected cash flows.

      <circle>Cost of capital available to fund the acquisition.

      <circle>The perceived likelihood of changes in insurance regulations and tax laws.

      <circle>Complexity of the acquired company.

      <circle>Prices paid (i.e., discount rates used in determining valuations)
         on similar blocks of business sold recently.

                        STANDARD MANAGEMENT CORPORATION

      The value allocated to the cost of policies purchased is based on a preliminary valuation; accordingly, this allocation may be adjusted upon final determination of such value. Expected gross amortization of such value using current assumptions and accretion of interest based on an interest rate equal to the liability rate (such rate averages 6 percent) for each of the years in the five-year period ending December 31, 2000, are as follows:

        Year Ending                                    Beginning                      Net                Ending
        DECEMBER 31,                                   BALANCE                   AMORTIZATION            BALANCE
           1996                                        $9,372               $783                   $8,589
           1997                                        8,589                629                    7,960
           1998                                        7,960                601                    7,359
           1999                                        7,359                579                    6,780
           2000                                        6,780                596                    6,184


(6)   Goodwill acquired in the purchase of Shelby Life is recognized.

(7) Other assets have been increased for the deferred debt issuance costs of the commitment fees paid for the borrowings on the Amended Credit Agreement and subordinated convertible debt.

(8) Accounts payable have been increased due to the $3,000 dividend payable to DLAC at closing and the accrual of estimated acquisition costs associated with the transaction.

(9) Notes payable are increased to reflect the increased borrowings under the Amended Credit Agreement and subordinated convertible debt. The Amended Credit Agreement provides for SMC to borrow up to $16,000 in the form of a seven year reducing revolving loan arrangement. Interest on the borrowings under the Amended Credit Agreement is determined, at the option of SMC, to be: (i) a fluctuating rate of interest based on the corporate base rate announced by the bank from time to time plus 1% per annum, or (ii) a rate at LIBOR plus 3.25%. Annual principal repayments of $2,667 begin in November 1998 and conclude in November 2003. At December 31, 1996, SMC had borrowed $16,000 under the Amended Credit Agreement at an interest rate of 8.793% for the acquisition of Shelby Life.

      In connection with the acquisition of Shelby Life, SMC borrowed an additional $4,000 from an insurance company pursuant to a subordinated convertible debt agreement which is due in December 2003 and requires interest payments in cash at 12% per annum, or, if SMC chooses, in non-cash additional subordinated convertible debt notes at 14% per annum until December 31, 2000. The subordinated convertible debt notes are convertible into SMC Common Stock at the rate of $6.00 per share through November 1997, and $5.75 per share thereafter. SMC is currently making interest payments in the form of subordinated convertible debt notes for which the assumed non-cash interest rate is 14% per annum.

(10) Deferred tax liabilities have been recorded primarily for the actuarially determined present value of future profits from existing insurance and the deferred tax assets of Shelby Life are netted against the deferred tax liabilities of SMC.

(11) The Shelby Life historical shareholder's equity and related average common shares outstanding is eliminated under purchase accounting.

(12) Common stock has been adjusted for the repurchase of SMC Common Stock warrants previously issued to an unaffiliated insurer as part of the debt issuance costs for the subordinated convertible debt agreement ($600) and the issuance of SMC Common Stock warrants to Fleet Bank in connection with the increased line of credit on the Amended Credit Agreement ($75).

(13) Treasury stock has been decreased to reflect the reissuance of 250,000 shares of SMC Common Stock held in treasury to DLAC.

                        STANDARD MANAGEMENT CORPORATION

Adjustments to the pro forma combined statement of operations to give effect to the purchase of Shelby Life as of January 1, 1995 are summarized below.

(14) Amortization of deferred acquisition costs and present value of future profits recorded by Shelby Life prior to the purchase has been eliminated and replaced with the amortization of the present value of the future profits as a result of the transaction. The portion of present value of future profits recorded by Shelby Life prior to the purchase that related to the purchase accounting adjustments for investments was included in net investment income. The amount of present value of future profits resulting from the transaction is being amortized on a constant yield basis over the estimated life of insurance in force at the date of acquisition in proportion to the emergence of profits over a period of 20 years, with interest equal to the interest rate credited to the underlying policies. Amortization of goodwill acquired in the transaction is recognized over a 20-year period on a straight-line basis.

(15) Interest expense and financing costs is increased to reflect the increase in borrowings under the Amended Credit Agreement and the subordinated convertible debt and amortization of deferred debt issuance costs associated with the Amended Credit Agreement.

      The interest expense on the borrowings for the Shelby Life acquisition is calculated as follows:

                                                             Nine Months Ended                     Year Ended
                                                            September 30, 1996                  December 31, 1995
Borrowings:
 Amended Credit Agreement                                 $10,100                            $10,100
 Subordinated convertible debt                            4,000                              4,000
Interest expense:
 Amended Credit Agreement borrowings (LIBOR + 3.25%,      666                                888
 8.793%)
 Subordinated convertible debt borrowings (PIK at 14.0%)  420                                560
    Total interest expense on Borrowings                  1,086                              1,448
Deferred debt issuance costs:
 Amended Credit Agreement borrowings                      22                                 29
 Subordinated convertible debt borrowings                 11                                 14
    Total deferred debt issuance costs                    33                                 43
       Total interest expense and financing costs         $1,119                             $1,491

(16) Federal income tax expense has been adjusted to reflect the income tax effects of the pro forma adjustments, based on SMC's tax rate of 34 percent.


(17) Weighted average common and common equivalent shares outstanding are increased to reflect the restricted SMC Common Stock shares issued to DLAC, the repurchase of SMC Common Stock warrants previously issued to an unaffiliated insurer as part of the debt issuance costs for the subordinated convertible debt agreement and the issuance of SMC Common Stock warrants in connection with the Amended Credit Agreement.